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EXHIBIT 10.99(f)

SUBSCRIPTION AGREEMENT

    This Subscription Agreement is made by and between Tridium Research, Inc., a Washington corporation (the "Company"), and the undersigned (the "Investor"), who hereby subscribes for the shares of the Company's Common Stock described below (the "Shares").

    In consideration of the Company's agreement to sell the Shares to the Investor, upon the following terms and conditions, the Investor hereby agrees, represents and warrants as follows:

Section 1
Subscription

    1.1  Purchase of Shares.  The Investor subscribes for the number of Shares set forth on the signature page below at a price of $0.20 per Share. It is understood that the minimum investment is $25,000. The Company's Board of Directors may, at its sole discretion, reduce this minimum investment amount for certain otherwise qualified investors. With this Subscription Agreement, the Investor agrees to remit payment for subscribed shares within three (3) days following execution of this Subscription Agreement by the Investor.

    1.2  Stock Purchase Warrants.  There are no Stock Purchase Warrants associated with this Subscription Agreement.

    1.3  Documents Provided to the Investor.  The Investor acknowledges receipt of materials describing the Company listed on attached Exhibit B.

    1.4  Acknowledgements by the Investor.  The Investor understands and acknowledges that:

        (a) The Company may accept or reject this Subscription Agreement in its sole and absolute discretion.

        (b) This Subscription Agreement is and shall be irrevocable except that the Investor shall have no obligations hereunder in the event this Subscription Agreement is rejected for any reason.

        (c) No federal or state agency has made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of the Shares.

        (d) Because no public market for the Shares or other securities of the Company is expected to develop, the economic risk of the investment must be borne indefinitely by the Investor.

        (e) No assignment, sale, transfer, exchange or other disposition of the Shares or other securities of the Company can be made except in accordance with applicable transfer and other restrictions.

        (f)  Funds received from investors, including the Investor, will be immediately available to the Company upon acceptance of the subscriptions. The funds will not be subject to escrow pending receipt of a minimum amount necessary to accomplish the objectives of the Company set forth in the Company's Business Plan.

        (g) The Investor hereby consents to the placement of a legend on all certificates representing the Shares in substantially the following form:

      These securities have not been registered under the Securities Act of 1933, as amended, the Securities Act of Washington, or the securities act of any other state. They may not be sold or offered for sale in the absence of an effective registration statement under the appropriate Act, or an opinion of counsel satisfactory to the issuer of securities that an exception under the Act is available and that such registration is not required.

        (h) The Company has relied upon the information set forth in this Subscription Agreement to qualify for exemptions from securities registration requirements.

    1.4  Confidential Nature of Information.  The Investor acknowledges that the information provided to the Investor regarding the Company is confidential and nonpublic and agrees that all of the information will be kept in confidence by the Investor and neither used to the Investor's personal benefit (other than in connection with the Investor's investment decision) nor disclosed to any third party; provided, that this obligation does not apply to any such information that: (i) is part of the public knowledge or literature and is readily accessible as of the date of this Subscription Agreement; (ii) becomes part of the public knowledge or literature and, hence, readily accessible by publication; or (iii) is received from third parties, except third parties who disclose it in violation of confidentiality agreements they may have with the Company.

    1.5  Investor Responsibility for Due Diligence Investigation.  The Investor acknowledges that he, she or it must rely upon his, her or its own examination of the Company, and the terms of the offering, including the merits and risks involved in making an investment decision on the Shares. The Company's offering documents, offering materials, and any statements made to Investors, all with respect to the business of the Company, its management or its financial condition, have not been reviewed or passed upon by the Company's counsel, accountants or other independent parties. The Company has not received any independent valuation of the Shares or the assistance of its counsel in preparing its business plan. Consequently, the Company's counsel should not be looked to for any assurance that there have not been material omissions or misstatements in the offer and sale of the Shares. Projections furnished by the Company have been prepared by the Company and represent only the good faith estimate by the Company of future financial performance and should not be considered as facts or certainties.

    1.6  Investor Indemnification of the Company.  The Investor hereby agrees to indemnify and hold the Company harmless for liabilities or damages incurred by the Company arising as a result of any false statement or misrepresentation made by the Investor in this Subscription Agreement including, but not limited to, liabilities or damages incurred in connection with the loss of exemptions from securities registration requirements. Said indemnification shall be limited to the amount of the Subscriber's investment.

    1.7  Shareholders' Buy-Sell Agreement.  The Investor understands and acknowledges that the Shares purchased by the Investor will be subject to a Shareholders' Buy-Sell Agreement dated August 23, 1994, as amended, a copy of which has been provided to the Investor. The Investor has signed the Consent To Be Bound By Shareholders' Buy-Sell Agreement attached to this Subscription Agreement as Exhibit C. The Investor understands that all certificates representing the Shares will bear a legend in the form set forth in the Shareholders' Buy-Sell Agreement.

    1.8  C Corporation Status.  The Investor understands that the Company was originally incorporated in August 1994 as an S Corporation and subsequently converted to a C Corporation in 1997.

    1.9  Substantial Risks of Investment.  THE INVESTOR UNDERSTANDS AND ACKNOWLEDGES THAT THE PURCHASE OF SHARES INVOLVES SIGNIFICANT RISKS THAT COULD RESULT IN THE LOSS OF THE INVESTOR'S ENTIRE INVESTMENT. Attached as Exhibit D is a description of some of the principal risks that the Company has identified to date. The Investor has carefully reviewed Exhibit D and acknowledges that there may be additional risks.

    1.10  Summary Information Regarding Capital Structure of the Company.  The Investor has reviewed the "Summary Information Regarding Capital Structure" of the Company attached as Exhibit E. The Investor acknowledges that this information is in brief summary form, without a description of the ramifications to the holders of Common Stock. The Investor acknowledges that the

Company has recommended that the Investor consult his or her own attorney and/or tax advisor respecting an investment in the Shares.

Section 2
Representations and Warranties

    2.1  Availability of Information.  The Company has made available to the Investor, or to the Investor's attorney, accountant or representative, all documents that the Investor has requested, and the Investor has requested all documents and other information that the Investor has deemed necessary to consider respecting an investment in the Company. The Company has provided answers to all questions concerning the offering and an investment in the Company. The Investor has carefully considered and has, to the extent the Investor believes such discussion necessary, discussed with the Investor's professional legal, tax and financial advisers and his, her or its representative (if any) the suitability of an investment in the Company for the Investor's particular tax and financial situation. All information the Investor has provided to the Company concerning the Investor and the Investor's financial position is correct and complete as of the date set forth below, and if there should be any material adverse change in such information prior to the acceptance of this Subscription Agreement by the Company, the Investor will immediately provide such information to the Company.

    2.2  Shares Restricted.  The Investor knows that the Shares and other securities of the Company have not been registered under either federal or state securities laws, and the Investor represents and warrants that the Investor is purchasing the Shares for investment for his, her, or its own account and not on behalf of any other person, nor with a view to, or for resale or other distribution of the Shares. The Investor also understands that the Company is under no obligation and has no intention to register the Shares or other securities of the Company or to take any actions to make available exemptions from the registration requirements of state and federal securities laws, and that the Shares or other securities of the Company cannot be sold or otherwise distributed in the absence of an exemption from such registration requirements.

    2.3  Investment in Not Readily Marketable Securities Not Disproportionate.  The Investor's overall commitment to investments that are not readily marketable is not disproportionate to the Investor's net worth. The Investor's investment in the Shares will not cause such overall commitment to become excessive.

    2.4  Adequate Net Worth.  The Investor has adequate net worth and means of providing for his, her or its current needs and personal contingencies to sustain a complete loss of the investment in the Company at the time of investment, and the Investor has no need for liquidity in the investment in the Shares.

    2.5  Risk of Investment.  The Investor recognizes that an investment in the Company involves certain substantial risks, which could result in the loss of the entire investment.

    2.6  Truthfulness or Investor Representations.  The Investor represents and warrants that all of the information set forth in this Subscription Agreement is complete and correct.

Section 3
Status as a Qualified Investor

    3.1 By initialing the appropriate space(s) below, the Investor represents and warrants that he, she or it is:

    (a)
    An "Accredited Investor" as defined in Section 3.2 below, or

    (b)
    A "Qualified Investor" as that term is defined in Section 3.3 below.

    3.2  Accredited Investor.  The Investor is an Accredited Investor, if he, she or it is (initial all applicable spaces):

(a	)	A natural person whose individual income exceeded $200,000 in each of the last two years or joint income with his or her spouse exceeded $300,000 in each of those years and who reasonably expects to receive the same level of income in the current year;
(b	)	A natural person whose individual net worth, or joint net worth with his or her spouse, now exceeds $1,000,000 and whose net worth will exceed $1,000,000 on the date of the Company's acceptance of this Subscription Agreement; or
(c	)	Any other "accredited investor" as that term is defined in Regulation under the Securities Act of 1933.

    3.3  Qualified Investor.  The Investor is a Qualified Investor if (initial all applicable spaces):

	(a	)	The Investor's investment in the Company does not exceed 10% of the Investor's net worth (exclusive of home, furnishings and automobiles); or
X	(b	)	The Investor either alone or with his, her or its purchaser representative(s) has such knowledge and experience in financial and business matters that he or she is or they are capable of evaluating the merits and risks of the investment in the Company. In the event that the Investor is a Qualified Investor only because of meeting the conditions set forth in this Section 3.3 (b), the Investor hereby agrees to submit to the Company a letter describing the Investor's education, employment history and financial and business experience, including a description of the Investor's experience with investments that are not readily marketable (e.g., restricted stock, tax shelters, limited partnerships, etc.).

Sections 4 - 12
Miscellaneous

    4.1  Washington Law Governs.  This Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Washington. This Subscription Agreement and the rights, powers and duties set forth herein shall be binding upon the Investor, the Investor's heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Company, its successors and assigns.

    4.2  Company Address.  An Investor completing and executing this Subscription Agreement should deliver it, together with a check (made payable to the order of "Tridium Research, Inc." in the amount of the Investor's subscription, to:

Tridium Research, Inc.
8826 122nd Avenue N.E.
Kirkland, Washington 98033
Attn: Patrick Howard

    5.  Warrants.  [RESERVED].

    6.  Options.  [RESERVED].

    7.  Dilution of Investors Interest.  Substantial dilution may accrue to investors in the event that the Company finds it necessary to raise additional capital, to use stock and stock options to compensate engineers and sub-contractors, or for any other lawful purpose as deemed necessary by the Company in its sole discretion.

    8.  Lack of Liquidity.  The Company stock is to be sold in a private offering. Currently stock can only be transferred to an individual stockholder's family members, and other stockholders of the Company, including the Company itself. If and when the Company is publicly traded, stock transfers could be more liquid. Other possible ties for liquidity may include sale of the company, in which individual stockholders may have the option of cash or the purchasing company's stock. There can be no assurances that these alternatives will become available.

    9.  Determination of Stock Price.  The initial price of $0.20 per share has been arbitrarily determined by the Company. (This price per share value shall equal that amount listed in Section 1.1 Purchase of Shares, page 3 of this Subscription Agreement.)

    10.  Indemnification and Release of Directors.  The Company's Articles of Incorporation and By-laws indemnify the directors against any third party claims and claims from the stockholders. This is subject to exceptions imposed by violations of law, wrongdoing and improper personal gain.

    11.  Lack of Patent Protection.  The Company has applied for patent protection. Even though the patent application process has moved forward having completed preliminary examination, there can be no assurance that the PTC will grant patents pertaining to the technology. Additionally, there can be no assurance that the Company's patent(s), once issued, will not be challenged, invalidated or circumvented, or that any such rights will provide any competitive advantage.

    11.1  Uncertain Ability to Protect Proprietary Technology and Intellectual Property Rights.  Because of the crucial importance of the protection of proprietary technology in the computer industry, litigation relating to intellectual property rights is common. Under certain circumstances, the Company may find it necessary or prudent to initiate or respond to such intellectual property claims in the ordinary course of business. It is very likely that the maintenance of any such litigation would require the dedication of significant management and financial resources, which would be likely to have an adverse impact on the Company regardless of the outcome of such proceedings. Of course, any adverse results on the merits of any such action would also have a negative impact on the Company, perhaps to the extent that the Company's ability to continue operation would be substantially impaired.

    The Company will be required to rely on trade secrets, know-how and continuing technological innovation to maintain its competitive position. There can be no assurance that the Company will be able to effectively protect its rights to its proprietary information and trade secrets.

    While it is highly probable the Company will find it necessary to raise substantial amounts of additional capital to pursue its Business Plan, the amounts required will vary depending on the specific opportunities and strategic alternatives pursued by the Company, as welt as overall market conditions. Adequate funds for the pursuit of the Company's plans, whether raised through the financial markets or by means of collaborative or other arrangements with corporate partners, or from other sources, may not be available when needed or on terms that would be acceptable to the Company. Insufficient funds may hinder or prevent the Company from implementing its Business Plan or may require the Company to delay, scale back or eliminate certain of its marketing or development programs. It is impossible at this time for the Company to estimate the amount of capital that will be required in the future, the timing of such capital retirements, or what valuation and share pricing such capital requirements might be expected.

    12.  Competition.  The Company will operate in an extremely competitive and volatile environment against established computer technology companies. Nearly all of those competitors have substantially greater resources, development and engineering capabilities, distribution networks and relationships, and industry experience than the Company and can be expected to react strongly to the Company's marketing efforts. Such competitive responses may include, without limitation: seeking to surpass the Company's development programs, seeking to dominate critical distribution channels, engaging in intense and aggressive price competition, attempting to hire away the Company's key technical, marketing or management personnel; and attempting to obtain the Company's trade secrets. The Company will be heavily dependent upon the skills of its management and other key staff, its ability to recruit and retain key personnel, its ability to establish and exploit distribution relationships, and its ability to raise additional financing when needed in order to withstand such competitive threats. Even if the Company is able to successfully respond to such competitive pressures, the Company's competitive environment may change fundamentally, which would be likely to have a material impact on the Company's prospects and future earnings.

INITIAL(S)	/s/ TMS	DATE	3/1/2000
DATE

    IN WITNESS WHEREOF, the Investor has executed this Subscription Agreement as of March 1, 2000.

Number of Shares: 250,000	Total Price: $50,000

    Indicate ownership as:

	(a)	Individual
	(b)	Community Property
	(c)	Joint Tenants with Right of Survivorship
	(d)	Tenants in Common
X	(e)	Other (specify) Corporation

    The undersigned is a resident of the State of   Delaware    .

INVESTOR(S):

/s/ Tracy M. Shier

Signature	Signature of Joint Signer (if any)
Tracy M. Shier

Name (type or print)	Name of Joint Signer (type or print)

Choices Entertainment Corporation Name as it should appear on stock certificate
121 Vine Street, #1903

Residence Address	Address for Sending Notices
(or Business if not an individual)	(if different)
Seattle, WA 98121

City, State and Zip Code	City, State and Zip Code
206 443 6948

Telephone Number	Telephone Number
tms 1903 @ hotmail.com

E-mail Address	E-mail Address
Investor's Taxpayer ID or Social Security No.:	Citizen of:
52-1529536

ACCEPTED this 1st day of March, 2000:

Tridium Research, Inc.

By	/s/ PATRICK HOWARD
Its	President

EXHIBIT A
(to Subscription Agreement)

Common Stock Purchase Warrant
(in addition to this Subscription Agreement)

There are no Stock Purchase Warrants associated with this Subscription Agreement.

EXHIBIT B
(to Subscription Agreement)

Documents and Information Provided to the Investor
(in addition to this Subscription Agreement)

1.
Articles of Incorporation as filed with the Washington Secretary of State on August 23, 1994.

2.
Shareholders' Buy-Sell Agreement dated August 23, 1994, as amended

3.
Business Plan dated as of   1999  .

EXHIBIT C
(to Subscription Agreement)

CONSENT TO BE BOUND BY
SHAREHOLDERS BUY-SELL AGREEMENT

    In consideration of the issuance, sale, pledge, or other transfer to the undersigned of shares of stock in TRIDIUM RESEARCH INC., each of the undersigned hereby consents and becomes a party to and agrees to be bound by the Shareholders' Buy-Sell Agreement dated August 23, 1994, as amended, receipt of a copy of which is hereby acknowledged, as fully as if he or she were one of its of the original parties, and all of the shares owned by the undersigned shall be held in accordance with and restricted by the terms of such Shareholders' Buy-Sell Agreement. Said Agreement has been amended and is attached hereto as amended.

    DATED:   March 1, 2000

CHOICES ENTERTAINMENT CORP.
By:	/s/ TRACY M. SHIER Shareholder
Shareholder's Spouse
Address:

Social Security Number

SHAREHOLDERS' BUY-SELL AGREEMENT

    THIS SHAREHOLDERS' BUY-SELL AGREEMENT (this "Agreement") is entered into effective as of the 23rd day of August, 1994, as amended, by and among TRIDIUM RESEARCH, INC., a Washington corporation (the "Corporation"), the persons listed on attached Exhibit A to this Agreement are those who currently hold all of the issued and outstanding stock of the Corporation (the "Current Shareholders"), as witnessed by having executed the Consent to Be Bound by this Agreement in the form of attached Exhibit C to the Subscription Agreement. The persons listed on attached Exhibit A shall be referred to, collectively, as the "Shareholders" and, individually, as a "Shareholder".

RECITALS

    The Shareholders and the Corporation believe it is in their and the Corporation's best interest to restrict the free transferability of the Corporation's common stock (the "Shares") to assure continuity in the control and management of the corporation.

    NOW, THEREFORE, the parties agree as follows:

AGREEMENT

    1.  General Restriction on Transfer. No Share or any interest therein shall be validly sold, assigned, awarded, pledged, encumbered, confirmed, or otherwise transferred, for consideration or otherwise, whether voluntarily, involuntarily, or by operation of law (collectively, a "Transfer"), except in accordance with the provisions of this Agreement. A purported transferee of a Transfer not made in accordance with the provisions of this Agreement shall not be recognized as a shareholder of the Corporation for any purpose whatsoever. A Transfer or attempt to effect a Transfer subject to the provisions of this Agreement shall be deemed to occur whenever any interest in any Share is transferred or is attempted to be transferred, voluntarily, involuntarily, or by operation of law, irrespective of whether any change in the record ownership of the Shares occurs.

    2.  Transfers to Family. Notwithstanding anything in this Agreement to the contrary, a Shareholder may, during his life, effect a Transfer of all or any portion of his or her Shares to his or her spouse, or his or her lineal ancestors or descendants, or a trustee of a trust for the exclusive benefit of such spouse or ancestors or descendants (the "Permitted Transferees," who would then become "Shareholders"), provided that the transferee shall execute a Consent to be Bound by this Agreement in the form of attached Exhibit  C to the Subscription Agreement.

3.  Transfers.

    3.1 Offer Notice. If any Shareholder (the "Transferor") desires to effect a Transfer of any or all of his or her Shares to any person other than a Permitted Transferee pursuant to a bona fide third party offer, the Transferor shall (a) give notice to the Corporation (an "Offer Notice") specifying the name and address of the proposed transferee, the number of Shares proposed to be transferred (the "Offered Shares"), the price per Share proposed to be paid by the proposed transferee for the Offered Shares (the "Offered Price"), and all other terms and conditions of the proposed Transfer; and (b) provide such additional information about the proposed transferee as the Corporation or any Remaining Shareholder (defined below) may reasonably request, which information shall be provided within ten (10) days of receipt of the request.

    3.2 Offer to Sell. Giving an Offer Notice to the Corporation shall constitute an offer by the Transferor on the date the Offer Notice is given ("Offer Date") to sell the Offered Shares to the Corporation and/or the other Shareholders (the "Remaining Shareholders") at a purchase price per Share (the "Purchase Price") equal to the Offered Price and in the manner provided in Section 3.3. If the Offered Shares are proposed to be sold for consideration other than solely cash, the Offered Price shall be deemed to be the sum of (a) the fair market value of the consideration other than cash offered for the Offered Shares as determined in good faith by the Board of Directors of the Corporation, and (b) any cash consideration so offered.

    3.3 Share Purchase Procedures. Each purchase of Shares by the Corporation and/or the Remaining Shareholders pursuant to this Section 3 shall be made as follows:

    3.3.1  The Corporation shall have the first right to purchase any of the Offered Shares. It shall exercise this right by giving written notice to the Transferor (the "Corporation Acceptance Notice") within 14 days (the "Corporation Acceptance Period") after the Offer Date, stating the number of Offered Shares that the Corporation agrees to purchase. Provided that the Corporation and/or the Remaining Shareholders agree to purchase an the Offered Shares, delivery of the Corporation Acceptance Notice to the Transferor shall create a binding contract between the Corporation and the Transferor for the purchase and sale, at the Purchase Price and on the terms and conditions described in Section 3, of the number of Shares specified in the Corporation Acceptance Notice.

    3.3.2  No later than five (5) business days after the expiration of the Corporation Acceptance Period, the Corporation shall provide each of the Remaining Shareholders with a copy of the Offer Notice and inform them of the number of Offered Shares the Corporation has agreed to purchase. If the Corporation does not exercise its right to purchase all of the Offered Shares, each of the Remaining Shareholders shall then have the right to purchase those Offered Shares that the Corporation has elected not to purchase (the "Remaining Offered Shares") which are allocated to the Shareholder pursuant to Section 3.3.4.

    3.3.3  Within thirty (30) days after the expiration of the Corporation Acceptance Period (the "Shareholder Acceptance Period"), each Remaining Shareholder desiring to purchase all or part of the Remaining Offered Shares (an "Accepting Shareholder") shall deliver to the Corporation notice of his or her acceptance of the offer (the "Shareholder Acceptance Notice"), specifying the number of such Shares that he or she agrees to purchase. Provided that the Corporation and/or the Remaining Shareholders agree to purchase all the Offered Shares, delivery of a Shareholder Acceptance Notice to the Corporation shall create a binding contract between the Accepting Shareholder and the Transferor for the purchase and sale, at the Purchase Price and on the terms and conditions described in Section 4, of that portion of the Remaining Offered Shares allocated to such Accepting Shareholder under Section 3.3.4.

    3.3.4  Each Accepting Shareholder shall first have allocated to him or her such portion of the Remaining Offered Shares as the number of Shares held by such Shareholder bears to the total number of Shares held by all of the Accepting Shareholders (a Shareholder's "Pro Rata Portion"), but limited by the number of Shares specified in his or her Shareholder Acceptance Notice. If any Accepting Shareholder agrees to purchase less than his or her Pro Rata Portion of the Remaining Offered Shares, each Accepting Shareholder who agrees to purchase more than his or her Pro Rata Portion of the Remaining Offered Shares shall have allocated to him or her such additional portion of the Remaining Offered Shares not so allocated under the preceding sentence as the number of Shares held by such Accepting Shareholder bears to the total number of Shares held by all Accepting Shareholders who agree to purchase more than their Pro Rata Portion of the Remaining Offered Shares, but again limited by the number of Shares specified in his or her Shareholder Acceptance Notice. This procedure shall continue until the Remaining Offered Shares have been allocated among the Accepting Shareholders to the extent specified in their respective Shareholder Acceptance Notices.

    3.3.5  If the Corporation and the Remaining Shareholders have not agreed to purchase all of the Offered Shares, the Transferor may effect a Transfer of the Offered Shares to the proposed transferee at any time within sixty (60) days after the expiration of the Shareholder Acceptance Period at the Offered Price and on the terms and conditions stated in the Offer Notice only, provided that the proposed transferee shall have first executed a Consent to Be Bound by this Agreement in the form of attached Exhibit C to the Subscription Agreement.

    4.  Terms of Sale and Closing. The Transfer of all of the Offered Shares to the Corporation and/or to Accepting Shareholders (collectively, the "Purchasers") shall be consummated on the terms and conditions set forth in the Offer Notice on a date set by the Corporation (the "Closing Date"), which date shall be not less than fifteen (15) nor more than thirty (30) days after expiration of (a) the Corporation Acceptance Period if the Corporation is purchasing all of the Offered Shares; or (b) the Shareholder Acceptance Period if the Corporation and the Remaining Shareholders are purchasing all of the Offered Shares. At least fourteen (14) days prior to the Closing Date, the Corporation shall give notice to the Transferor and all the Remaining Shareholders, specifying the number, if any, of the Offered Shares to be purchased by the Corporation and each of the Remaining Shareholders and specifying the Closing Date.

5.  Other Events Constituting an Offer to Transfer Shares.

    5.1 Repurchase Events. Each of the following events or conditions shall constitute a Repurchase Event:

    (a) the filing of a petition in bankruptcy by or against the Shareholder;

    (b) any general assignment by the Shareholder for the benefit of his or her creditors;

    (c) any decree of divorce, dissolution or separate maintenance, or any property settlement or separation agreement wherein Shares are awarded to the former or separated spouse of a Shareholder who is also an employee of the Corporation;

    (d) the termination of employment of any Shareholder who is also an employee of the Corporation; provided, however, that the Corporation's board of directors, in its sole discretion, may determine that the termination of employment of any Shareholder who is also an employee of the Corporation shall not be considered a Repurchase Event ("employment" shall include full time employment, part time employment, or service as a consultant, on an advisory board, or on the Corporation's board of directors; "termination of employment" shall include all ways in which an employee's employment relationship with the Corporation can terminate, including, but not limited to, termination of employment as the result of retirement, voluntary termination or involuntary termination);

    (e) the death of a Shareholder;

    (f)  any Non-complying Transfer (defined in Section 7); or

    (g) any other event which, were it not for the provisions of this Agreement, would cause any such Shares, or any interest therein, to be sold, assigned, awarded, confirmed or otherwise transferred, for consideration or otherwise, to any person, whether voluntarily, involuntarily or by operation of law under circumstances that would not bring such event within Section  3 of this Agreement.

    5.2 Purchase of Shares. Upon the occurrence of a Repurchase Event, as defined in Section 5.1 (except the Repurchase Event described in Section 5.1 (c)), the Corporation and secondarily the Remaining Shareholders shall have the right to purchase such Shareholder's Shares on the same terms and conditions as if such Shareholder had made an offer to sell such Shares pursuant to Section 3 at a price per Share equal to the Determined Price established pursuant to Section 6. Upon the occurrence of the Repurchase Event specified in Section 5.1(c), first that Shareholder whose former or separated spouse was awarded Shares, and then the Corporation and, after the Corporation, the Remaining Shareholders shall have the right to purchase any or all Shares owned, in whole or in part, by that Shareholder's former or separated spouse on the same terms and conditions as if such Shareholder's spouse had made an offer to sell such Shares pursuant to Section 3 at a price per Share equal to the Determined Price established pursuant to Section 6.

    5.3 Offer Notice; Offered Price. Within thirty (30) days after the occurrence of a Repurchase Event, the Shareholder or his or her trustee in bankruptcy, personal representative, guardian, executor or administrator, as appropriate (the "Transferor"), shall give written notice to the Corporation and the other Shareholders (the "Remaining Shareholders") of such event specifying the date of such event and describing in reasonable detail the nature of the event and the number of Shares affected. The price per Share shall be the Determined Price established pursuant to Section 6. Such notice shall be deemed to be the Offer Notice for purposes of Section 3, the number of Shares affected shall be deemed to be the Offered Shares, and such Determined Price shall be deemed to be the Offered Price. If the Corporation or any Remaining Shareholder has not received this notice upon the expiration of the thirty (30) day period, any Shareholder or director of the Corporation who has knowledge of such event may give notice to the Corporation and the Remaining Shareholders at any time after the end of such period, and the notice shall be deemed to be the Offer Notice.

    5.4 Payment for the Shares. The Purchase Price for the Offered Shares for purposes of this Section 5 shall be paid in five (5) equal annual installments, together with interest on the unpaid balance at a per annum rate equal to the minimum rate of interest per annum necessary to avoid the imputation of interest under federal income tax laws. The first installment of principal and interest shall be paid on April 1 immediately following the end of the fiscal year in which the Repurchase Event occurred. Interest shall accrue commencing on the Closing Date as defined in Section 4. The unpaid balance of the Purchase Price for the Offered Shares may be prepaid in whole or in part at any time without penalty, and may be accelerated in the event of failure to pay any installment when due, in which case reasonable attorneys' fees and costs may also be recovered if any legal action for collection is commenced. The other terms and conditions and procedures for transferring Offered Shares shall be determined in accordance with Section 4.

    6.  Determined Price. The Determined Price for each Share shall be calculated as follows:

    6.1 Within sixty (60) days of the Repurchase Event, the Corporation and the Transferor shall attempt to agree on the Determined Price.

    6.2 If the Corporation and the Transferor are unable to agree upon the Determined Price within such period, the Determined Price shall equal the value of the Corporation, as established by an independent qualified appraiser, divided by the total number of Shares outstanding as of the date the Repurchase Event occurs, and discounted to reflect any diminution in value resulting from the Shares of the Transferor comprising less than all of the outstanding Shares. The Corporation and the Transferor shall attempt to agree upon such an appraiser, and, if an appraiser is agreed upon in writing by the parties, the resulting calculation shall be final and binding. The costs of such appraiser shall be divided evenly between the Corporation and the Transferor.

    6.3 If the Corporation and the Transferor are unable to agree upon a single appraiser within ninety (90) days of the Repurchase Event, then either party shall be entitled to notify the other in writing of such party's institution under the following two-appraiser process:

    Within ten (10) days of one party's giving notice to the other that he or she is instituting the two-appraiser process, each party shall notify the other in writing of his or her appointed qualified independent appraiser, which appraiser must be experienced in the valuation of closely held corporations and of the type of business engaged in by the Corporation. Each appraiser shall complete a calculation of the Determined Price, pursuant to Section 6.1 within sixty (60) days of the appointment of the first appraiser. The Determined Price shall be determined by the average of the two figures calculated by the two appraisers. Each party shall bear the costs associated with the appraiser he or she selects. If either party fails to appoint an appraiser within the allotted time period, or if either appraiser fails to complete the calculation within the allotted time period, the calculation of the appraiser appointed by the other party shall be final and binding and shall be deemed to constitute the Determined Price.

    7.  Effect of Non-complying Transfer. If any Transfer in violation of this Agreement shall be attempted, or if any involuntary or other purported Transfer by law of any Shares occurs or is attempted (each, a "Non-complying Transfer"), it shall be void and upon presentation for transfer the Corporation shall not give effect to such purported Transfer. The failure of the Corporation or its Shareholders to purchase, pursuant to Section 5, Shares, which are the subject matter of a Non-complying Transfer, shall not be construed as permission to proceed with such Transfer. In addition, any Shareholder or the Corporation may institute and maintain a proceeding to compel specific performance of this Agreement by the Shareholder attempting such Transfer, it being agreed that the other Shareholders not in default and the Corporation do not have an adequate remedy at law.

    8.  Special Restrictions. [RESERVED].

    8.1 Not Less Than All Shares. Unless the transferee is the Corporation, or one or more other Shareholders, a transferring Shareholder may only transfer all, but not less than all, of his or her Shares in any single transaction. For purposes of this Section 8.1, all transfers pursuant to a single Offer Notice or Decedent's Offer Notice, as the case may be, shall be considered transferred in a single transaction.

    8.2  Transferees Must Be Eligible Shareholders.  The transferring Shareholder (or personal representative in the case of a deceased Shareholder) may only transfer his or her Shares to an "eligible shareholder," as defined in Section 3 of the Subscription Agreement.

    8.3  Terminating Transfer Void.  No transfer of Shares may be made if the effect of such transfer, in the opinion of the Corporation on advice from Corporation counsel or accountants, would be to terminate the Corporation's status as a C Corporation (or to violate any code restrictions on the transfer of C Corporation shares).

    8.4  Resolution to Revoke.  No resolution to revoke the Corporation's election to be taxed as an C Corporation shall be effective for such purpose unless Shares representing greater than fifty percent (50%) of the total Shares of the Corporation vote in favor of such resolution.

    8.5  No Disproportionate Distributions.  If, at any time, the Board of Directors resolves to distribute earnings of the Corporation, such earnings shall be distributed pro rata among the Shareholders in proportion to the relative number of Shares held by each. The Corporation shall not make any distribution to Shareholders which varies the foregoing rule either with respect to timing or amount.

    8.6  Minimum Annual Distributions.  [RESERVED].

    8.7  Termination of S Election.  [RESERVED].

    8.8  Termination of Shareholder's Interest.  [RESERVED].

    8.9  Corporation's Duties.  The Corporation shall use its best efforts and shall take such action as may be reasonably necessary to avoid a termination of its corporate election status. In furtherance of and not by way of limitation of the Corporation's obligations, the Corporation shall not (a) issue more than one class of stock (except for a class of stock which only differs with respect to voting rights), (b) borrow funds from a Shareholder unless such borrowings satisfy the "straight debt"' safe harbor as defined in Code Section 1361(c)(S), (c) acquire a stock ownership interest in another corporation if the acquisition of such an interest will result in the Corporation becoming a member of an affiliated group as defined in Code Section 1361(b)(2)(A) unless counsel for the Corporation renders an opinion that such affiliation will not cause the Corporation's existing election status to terminate, or (d) process on its books and records any transfer prohibited by this Shareholder Agreement.

    9.  Miscellaneous Provisions.

    9.1  Further Assurances.  Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement. The obligation imposed by this Section 9.1 shall be specifically enforceable.

    9.2  Attorney's Fees.  In the event it is necessary for any party to engage an attorney to enforce the terms of this Agreement, regardless of whether a lawsuit or arbitration is commenced, the prevailing party shall, in addition to any other relief, be entitled to recover from the party in default reasonable attorney's fees and costs, including any on appeal.

    9.3  Construction Venue.  It is agreed and understood that this Agreement made in accordance with and shall be interpreted under the laws of the State of Washington. If any action or other proceeding be brought on or in connection with this Agreement, the venue of said actions shall be in King County, Washington.

    9.4  Number and Gender.  Unless some other meaning or intent is apparent from the context, the plural shall include the singular and vice versa, and masculine, feminine and neuter words shall be used interchangeably.

    9.5  Section Headings.  Section headings have been included solely for convenience and shall not be considered a part of this Agreement for any purpose relating to the interpretation or construction of its terms.

    9.6  Spousal Consent.  The execution of this Agreement by a Shareholder's spouse signifies that he or she authorizes, ratifies, confirms and approves the execution of this Agreement by the Shareholder, with the same force and effect as if a party hereto, and he or she further authorizes and appoints his or her spouse as his or her attorney-in-fact to exercise all rights he or she may have with respect to the ownership of any Shares, including the encumbrance and disposition of such Shares.

    9.7  Legend on Shares.  Upon execution of this Agreement, Shareholders shall deliver all certificates representing Shares to the Corporation to have substantially the following legend placed upon them:

  The Shares represented by this certificate are subject to the terms of a Shareholders' Buy-Sell Agreement dated August 23, 1994, as amended, a copy of which may be examined at the principal office of the Corporation. All terms and provisions of the Shareholders' Buy-Sell Agreement are hereby incorporated by reference and made a part of this certificate.

    9.8  Amendments.  The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only upon the written consent of the Corporation and the Shareholders holding two-thirds (2/3) of the outstanding Shares.

    9.9  Successors and Assigns.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, personal representatives, successors and assigns.

    9.10  Severability.  Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions shall be unaffected by such holding.

    9.11  Entire Agreement.  This instrument constitutes the sole and entire agreement of the parties with respect to its subject matter and correctly sets forth the rights, duties and obligations of each as to the other with respect to the subject matter as of its date. Any prior agreements, promises, negotiations or representations concerning its subject matter not expressly set forth in this Agreement are of no force or effect.

    9.12  Termination.  This Agreement shall terminate on the written agreement of all parties, the dissolution, bankruptcy, or insolvency of the Corporation, or at such time as only one Shareholder remains, after the Shares of all other Shareholders have been transferred, redeemed or purchased,

    9.13  Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing, and notice shall be deemed given when delivered personally to, or deposited in the United States mail, first-class, postage prepaid, addressed to the Corporation at 8826 122nd Avenue N.E., Kirkland, WA 98033, or to the Shareholder at the Shareholder's address as set forth on attached Exhibit A. Any party may at any time give notice in writing to the other parties of a change of his or her address for purposes of this Section 9.13.

    9.14  Counterparts.  This Agreement may be executed by the parties in one or more counterparts, all of which taken together shall constitute one instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

TRIDIUM RESEARCH, INC.		SHAREHOLDERS: CECS CORP.
By	/s/ Patrick Howard	/s/ Tracy M. Shier
	Patrick Howard, President	By:

By:

EXHIBIT D
(to Subscription Agreement)

RISKS:

    THIS INVESTOR PACKET, PARTICULARLY THE RISK FACTORS IN THIS EXHIBIT D AND THE RELATED BUSINESS PLAN, SHOULD BE CAREFULLY REVIEWED PRIOR TO MAKING A DECISION TO INVEST. THE INVESTOR UNDERSTANDS AND ACKNOWLEDGES THAT INVESTMENT IN THE SHARES INVOLVES VERY SIGNIFICANT RISKS, WHICH COULD RESULT IN THE LOSS OF THE INVESTOR'S ENTIRE INVESTMENT.

    1.  Assumptions and Forecasts based Solely on Management's Knowledge and Belief; Accountants Not Yet Engaged.  The Company's financial forecasts in the business plan were not prepared by an accountant and are not based on any standard or accepted forecasting techniques or procedures, but are limited to presenting, to the best of management's belief and knowledge, the expected financial results of the Company. Such forecasts are entirely dependent on a number of assumptions, some of which are described in the business plan, which management believes to be reasonable on the basis of the information presently known to them. However, these assumptions necessarily reflect matters of judgment and speculation, and it is therefore inevitable that the results of the Company's operations, when and if it conducts business operations, will vary from the forecaster projections, and possibly quite significantly. Investors should recognize that there can be no assurance that the forecasted results can be achieved, and should not place excessive reliance upon the Company's forecasts or the underlying assumptions. The Company has not yet chosen accountants to review all sales and expenditures, and there have been no sales of product or services described in the business plan as of this date.

    2.  Manufacturing Arrangements to be Determined.  Achieving the Company's production goals will require considerable planning and documentation. The Company may experience unanticipated problems with vendors and suppliers such as shortages, long lead times, foreign manufactured parts and conflicts of interest with the various parts manufacturers. Additional unforeseen technical problems could arise with FCC class B testing before consumer sales begin.

    3.  Dependence on Key Personnel/Other Commitments of Management.  Management of the Company will depend upon the services of its key personnel (its Chief Executive Officer, President, Vice Presidents, Hardware and Software Engineers, or other Officers of the Company). In addition, there are other key positions that have yet to be hired. Initially, some positions will not be required to devote their full time to the Company. No assurances are given that other obligations of these key individuals will not interfere with their ability to discharge their obligations to the Company. In addition, loss of even the partial services of any such key personnel could have an adverse effect on the Company. The Company does not currently intend to require its key management personnel to sign employment contracts or to agree to non-competition limitations in the event that they cease to be officers of the Company.

    4.  Negative Cash Flow Anticipated.  The Company anticipates that even as sales increase, it will continue to have negative cash flow while additional development and marketing continue. Assurances cannot be made that the Company will be profitable over any specific period or at all.

    5.  Lack of Market Interest.  The Company has not hired a market research firm to assess market demand. Instead the management is relying on personal knowledge of the market and selected interviews with various existing technology concerns.

    6.  Significant Capital Needs.  The Company may not be able to raise all the capital necessary to compete effectively. The initial offering limits the Company to $500,000 of investment. Additional filings to the Secretary of States Office of the State of Washington will be done as the Company raises in excess of $500,000. Based on assumptions presently available management perceives this to be sufficient to develop and market the Company's planned product line. However, market conditions are dynamic, making capital requirements variable for design, production and marketing not predictable, To date, the Company has raised $250,000 and is currently seeking to raise additional capital. This may cause for the Company to request a higher offering limit by filing the required documentation with the State of Washington.

EXHIBIT E
(to Subscription Agreement)

SUMMARY INFORMATION REGARDING CAPITAL STRUCTURE

Authorized Shares

    The Company's authorized capital consists of 10,000,000 shares of Common Stock. The rights of the holders of these shares are as provided in the Company's Articles of Incorporation, a copy of which the Investor has received in accordance to the Subscription Agreement. Holders of Common Stock do not have preemptive rights or the right to cumulate their votes in elections of directors. All shares of the Company's stock are subject to a Shareholders' Buy-Sell Agreement dated August 23, 1994, as amended. In addition, the Company presently operates as a C Corporation, having changed its status from an Subchapter S Corporation in 1997.

Issued, Outstanding and Reserved Shares

    As of 1/31/  , 2000, 4,117,822 shares of Common Stock of the Company had been issued.

    In addition, the Company's Board of Directors has reserved a total of 1,000,000 shares of Common Stock for issuance to key employees, consultants, officers and directors pursuant to stock options granted or to be granted by the Board of Directors. The Board of Directors further intends to adopt an employee stock option plan.

Shares Offered

    In this offering, the Company intends to sell up to 4,250,000 shares of Common Stock at a price of $0.20 per share. The Company may not be able to, or may not choose to, sell all of the shares offered in this offering at stipulated price per share, and may, at its sole discretion, elect to sell large blocks of shares at less than the offering price per share specified in this Subscription Agreement. Additional filings will be done with the Secretary of the State of Washington as the Company nears, and expects to exceed, $500,000 of investment.

Tridium Research, Inc.	EXHIBIT F Signature Page	CONFIDENTIAL

    This Signature Page to the Subscription Agreement ("Agreement") classifies all the information and documents obtained by CECS ("Viewer") on product, market, marketing, systems and hardware design, propriety software and algorithms, unit packaging, business plans and financial projections, production rates and pricing, trade secrets, patents pending and trademarks (collectively referred to as "Secrets") to be the property of Tridium Research, Inc., ("Tridium") a Washington Corporation.

    The Viewer understands that the information reviewed pursuant to this Agreement is absolutely confidential and proprietary and is intended only for the persons to whom it is transmitted by Tridium. The Viewer also acknowledges that any reproduction of this Agreement, in whole or in part, or the divulgence of any of its contents, without the prior written consent of Tridium are expressly prohibited.

    The Viewer agrees not to disclose or appropriate any of the Secrets to a third party without prior written permission of Tridium. The Viewer also agrees not to transmit the identity of Tridium or its principals or the specifics of any business negotiations or contractual Agreements entered into to any third parties without the prior written consent of Tridium. This Agreement shall be binding upon and inure to the benefit of all Viewers and all persons and companies, partnerships, corporations and their subsidiaries, domestic and foreign, which they represent or are a part of and their successors or assigns. A facsimile of this Agreement may be executed by each party separately and when each party has executed a copy thereof, such copies taken together shall be deemed to be a full and complete contract between the parties.

    The Viewer acknowledges that these documents do not constitute an offer to sell any securities and any such solicitation will be undertaken only under appropriate documents and pursuant to all applicable securities laws. The information set forth herein is believed by Tridium to be reliable. It must be recognized, however, that projections and predictions about future performance of Tridium are subject to a high degree of uncertainty and no warranty of such projections is expressed or implied hereby. Also, all appropriate documents shall be read before investing in or subscribing for shares of Tridium (if investing) and the Viewer will have had opportunity to discuss this material with and ask questions of Tridium's President and/or Officers.

VIEWER(s):

CHOICES ENTERTAINMENT CORPORATION
/s/ Tracy M. Shier	Title	President
Title

TRIDIUM:

Accepted by	/s/ Patrick Howard	Date	3/1/2000
Title	President
CIRCLE APPROPRIATE:	Business Plan	Subscription Agreement	Other ______________

TRIDIUM RESEARCH INC.
Subscription Agreement

Kirkland, Washington
E-mail: info@dualmonitor.com
(T) (425) 822.2400 (F) (425) 827.3902

CONFIDENTIALITY

    The information and data provided in this document are strictly confidential and are supplied on the understanding that they will be held confidentiality and not disclosed to third parties without the prior written consent of Tridium Research, Inc. Any breach of this statement will result in legal action as permitted under the laws of the State of Washington.

TRIDIUM RESEARCH, INC.
Instructions for Investing

    If you wish to purchase shares of Common Stock in Tridium Research, Inc., please complete the attached Subscription Agreement and check the appropriate space(s) on page 7. Then, please mail or deliver the Subscription Agreement, together with your check made payable to "Tridium Research, Inc." to:

Tridium Research, Inc.
8826 122nd Avenue N.E.
Kirkland, Washington 98033
Attn: Patrick Howard
(current legal mailing address of company)
(may change as the company grows and/or moves to new offices)

    Upon acceptance of your Subscription Agreement, an officer of Tridium Research, Inc. will sign it and return a copy, as signed, together with a stock certificate representing your shares and, if appropriate, a Common Stock Purchase Warrant.

    If you have any questions please call the Tridium offices at (425) 822-2400.

QuickLinks

SUBSCRIPTION AGREEMENT
Section 1 Subscription
Section 2 Representations and Warranties
Section 3 Status as a Qualified Investor
Sections 4 - 12 Miscellaneous
EXHIBIT A (to Subscription Agreement)
EXHIBIT B (to Subscription Agreement)
EXHIBIT C (to Subscription Agreement)
CONSENT TO BE BOUND BY SHAREHOLDERS BUY-SELL AGREEMENT
SHAREHOLDERS' BUY-SELL AGREEMENT
RECITALS
AGREEMENT
EXHIBIT D (to Subscription Agreement)
EXHIBIT E (to Subscription Agreement) SUMMARY INFORMATION REGARDING CAPITAL STRUCTURE
TRIDIUM RESEARCH INC. Subscription Agreement